Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-1 (“Registration Statement”) of our report dated February 24, 2021, relating to the consolidated balance sheets of Universe Pharmaceuticals Inc. as of September 30, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 10, 2021